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                                                                    EXHIBIT 10.3
                                                                    ------------
NES
================
Kevin P. Rodgers
CEO


September 10, 1998


PERSONAL & CONFIDENTIAL
-----------------------

James W. O'Neil
SPRINTANK
Suite 110
10055 West Gulf Bank
Houston, Texas 77040

Dear Jim:

          Re: NES/Chief Operating Officer Position
              ------------------------------------

I am happy to offer you the position of Chief Operating Officer of NES. The terms of the offer are set forth below.

Position: Chief Operating Officer of NES. The position will be based at the NES corporate office in Evanston, IL. The offer is effective September 1, 1998. Please send the signed document back to me by Fed Ex.

You would be expected to reside in the Chicago area sometime shortly after January 1, 1999, when our new office space becomes available. In the meantime you would continue to be based out of the Sprintank office in Houston.

Base Pay: $200,000 per annum, to be reviewed annually.

Bonus Plan: You will be entitled to earn an annual bonus up to 50% of your base salary. Targets will be set annually. For the first year of your employment you shall be guaranteed a bonus of $100,000.

Assuming an effective date of September 1, 1998, we will apportion your anticipated Sprintank bonus for 1998 for the period including July and August. The bonus period for your COO position will begin as of September 1 and end August 31, 1999.

Stock Options: You shall be granted options under the company's option plan to purchase an additional 80,000 shares (giving you a total of 100,000) based on the IPO price of
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Employment Offer
September 10, 1998
Page 2 of 3


$13.50 per share. The options would be issued as part of our overall employee stock option plan vesting over a 5 year period and exercisable for a period of 10 years.

Notwithstanding the foregoing, your options to purchase 100,000 shares shall vest immediately upon a sale of 50% or more of NES stock (to other than the public market) provided that either: 1) you have moved your residence to Chicago; or 2) you have sold your home in Houston.

Additionally, upon a sale of 50% or more of NES stock (to other than the public market), you shall be paid the sum of $250,000 in the event you do not accept an offer of employment (or in the event no offer is made) with the acquiring party. In the event you have moved to Chicago, the Company shall reimburse you for your reasonable moving expenses back to Houston, including payment (and tax gross up) of any sales commission incurred selling your Chicago area home.

Health, Profit-Sharing & 401(K) Benefits:
You shall be entitled to the same health, profit sharing and 401(K) plans as other similarly situated employees.

Moving Expenses: You will be allowed all reasonable and necessary moving expenses including the payment by NES of the grossed up (for tax purposes) sales commission owed as a result of selling your home in Houston. You will be reimbursed for temporary living expenses and commuting expenses between Chicago and Houston for a reasonable length of time. Reimbursement shall not extend past March 31, 1999, without prior approval.

Miscellaneous: The company will reimburse you the monthly charge (approximately $115 per month) to allow you to maintain your golf membership at your club in Houston. This is being provided based on the assumption that the club will be used primarily for business purposes. The company additionally will reimburse you for out-of-pocket expenses incurred entertaining business guests at the club.

Vacation: 4 weeks vacation per annum.

Term: This agreement may be terminated by either party at any time. In the event the agreement is terminated by the Company, the employee shall be entitled to severance equal to 18 month's of employee's then current base pay.

Jim, I know I speak for everyone here in welcoming you to the NES corporate team. I look forward to working with you in what I know will be a very challenging and rewarding position.

Regards,

/s/ Kevin P. Rodgers
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Employment Offer
September 10, 1998
Page 3 of 3




Accepted and Agreed this
12th day of September 1998.


/s/ James W. O'Neil
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JAMES W. O'NEIL